Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2020 FOURTH QUARTER AND YEAR END RESULTS
Revenue of $49.2 Billion for the Fourth Quarter, a 7.9 Percent Increase Year-Over-Year
Fourth Quarter GAAP Diluted EPS of $(23.74) and Adjusted Diluted EPS of $1.89
Revenue of $189.9 Billion for Fiscal Year 2020, a 5.7 Percent Increase Year-Over-Year
Fiscal Year 2020 GAAP Diluted EPS of $(16.65) and Adjusted Diluted EPS of $7.90

VALLEY FORGE, PA, November 5, 2020 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2020 fourth quarter ended September 30, 2020, revenue increased 7.9 percent to $49.2 billion. Revenue increased 5.7 percent to $189.9 billion for the fiscal year. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $(23.74) for the September quarter of fiscal 2020, compared to $0.63 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, including a $6.6 billion expense accrual related to opioid lawsuits, increased 17.4 percent to $1.89 in the fiscal fourth quarter. For fiscal year 2020, adjusted diluted EPS increased 11.4 percent to $7.90.

“AmerisourceBergen delivered strong revenue and adjusted diluted EPS growth in fiscal year 2020. Working in an unprecedented environment, our associates rallied around our purpose of being united in our responsibility to create healthier futures. They proved the resilience of our business by continuously innovating to meet customer needs and delivering unparalleled execution to meet patient needs. By focusing on our values, we ensured a stable supply chain and demonstrated the vital nature of our role in the health system," said Steven H. Collis, Chairman, President & Chief Executive Officer of AmerisourceBergen.

"We are well-positioned as we enter fiscal 2021," Mr. Collis continued. "We will leverage our strong customer base, leadership in specialty, dedication to innovation, and successful corporate stewardship to grow our portfolio of pharmaceutical-centric services and solutions, further our execution excellence, advance our talent, and become an even more unified AmerisourceBergen. We also remain committed to delivering long-term growth and creating value for our shareholders, partners, customers, and the patients they serve."

Fourth Quarter Fiscal Year 2020 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$49.2B	$49.2B
Gross Profit	$1.3B	$1.3B
Operating Expenses	$7.5B	$795M
Operating (Loss) Income	$(6.1)B	$530M
Interest Expense, Net	$35M	$35M
Effective Tax Rate	21.1%	21.7%
Net (Loss) Income Attributable to ABC	$(4.8)B	$389M
Diluted Earnings Per Share	$(23.74)	$1.89
Diluted Shares Outstanding	204.1M	206.4M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly and fiscal year results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the Supplemental Information Regarding non-GAAP Financial Measures following the tables.

Fourth Quarter GAAP Results

•Revenue: In the fourth quarter of fiscal 2020, revenue was $49.2 billion, up 7.9 percent compared to the same quarter in the previous fiscal year, reflecting a 7.8 percent increase in Pharmaceutical Distribution Services revenue and a 10.8 percent increase in revenue within Other.

•Gross Profit: Gross profit in the fiscal 2020 fourth quarter was $1.3 billion, a 13.7 percent increase compared to the same period in the previous fiscal year. Gross profit in the current fiscal quarter was favorably impacted by the increases in gross profit for both Pharmaceutical Distribution Services and Other. Gross profit was also favorably impacted by a $35.8 million LIFO credit in the current year quarter versus a $57.2 million LIFO expense in the prior year period. Gross profit as a percentage of revenue was 2.74 percent, an increase of 14 basis points from the prior year quarter.

•Operating Expenses: In the fourth quarter of fiscal 2020, operating expenses were $7.5 billion, compared to $1.0 billion in the same prior year period primarily due to a $6.6 billion expense accrual in connection with opioid lawsuits. Operating expenses as a percentage of revenue in the fiscal 2020 fourth quarter were 15.15 percent, compared to 2.20 percent for the same period in the previous fiscal year.

•Operating (Loss) Income: In the fiscal 2020 fourth quarter, operating (loss) income was $(6.1) billion versus $179.8 million in the prior year quarter. Operating income was negatively impacted by the previously mentioned legal expense accrual. Operating (loss) income as a percentage of revenue in the fiscal 2020 fourth quarter was (12.41) percent compared to 0.39 percent for the same period in the previous fiscal year.

•Interest Expense, Net: In the fiscal 2020 fourth quarter, net interest expense of $34.7 million was down 4.7 percent versus the prior year quarter due to a decrease in interest expense, substantially offset by a decrease in interest income as a result of a decline in investment interest rates.

•Effective Tax Rate: The effective tax rate was 21.1 percent for the fourth quarter of fiscal 2020 reflecting the legal expense accrual and a credit related to Swiss tax reform.

•Diluted Earnings Per Share: Diluted earnings per share was $(23.74) in the fourth quarter of fiscal 2020 compared to $0.63 in the previous fiscal year fourth quarter. This decrease was primarily due to the legal expense accrual.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal 2020 were 204.1 million, a 2.7 percent decline versus the prior fiscal year fourth quarter primarily due to share repurchases made earlier in the fiscal year, net of stock option exercises.

Opioid Litigation

In the fourth quarter of fiscal 2020, with regard to litigation relating to the distribution of prescription opioid pain medications, the Company recorded a $6.6 billion ($5.5 billion after tax) charge, which is excluded from its adjusted (non-GAAP) results. The Company is in advanced discussions, which are ongoing, to reach a global settlement to be paid over an 18-year period to resolve cases currently filed and that could be filed by states, counties, municipalities and other governmental entities covered by the settlement. The Company has recorded the charge now that it has determined that a loss is probable and the amount is reasonably estimable. A global settlement remains subject to contingencies that could impact whether the parties ultimately decide to move forward.

Fourth Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the fourth quarter of fiscal 2020, revenue was $49.2 billion, up 7.9 percent compared to the same quarter in the previous fiscal year, reflecting a 7.8 percent increase in Pharmaceutical Distribution Services revenue and a 10.8 percent increase in revenue within Other.

•Adjusted Gross Profit: Adjusted gross profit in the fiscal 2020 fourth quarter was $1.3 billion, which was up 6.4 percent compared to the same period in the previous year, due to the increases in gross profit within Pharmaceutical Distribution Services and Other primarily resulting from higher revenue. Adjusted gross profit as a percentage of revenue was 2.69 percent in the fiscal 2020 fourth quarter, a decrease of 4 basis points from the prior year quarter.

•Adjusted Operating Expenses: In the fourth quarter of fiscal 2020, adjusted operating expenses were $795.4 million, an increase of 0.8 percent compared to the same period in the previous fiscal year. Adjusted operating expenses as a percentage of revenue in the fiscal 2020 fourth quarter was 1.62 percent, compared to 1.73 percent for the same period in the previous fiscal year.

•Adjusted Operating Income: In the fiscal 2020 fourth quarter, adjusted operating income of $530.0 million increased 16.2 percent from the prior year period due to a 15.2 percent increase in operating income within Pharmaceutical Distribution Services and a 20.5 percent increase in operating income within Other. Adjusted operating income as a percentage of revenue was 1.08 percent, which was up 8 basis points from the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fiscal 2020 fourth quarter, net interest expense of $34.7 million was down 4.7 percent versus the prior year quarter due to a decrease in interest expense, substantially offset by a decrease in interest income as a result of a decline in investment interest rates.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 21.7 percent for the fourth quarter of fiscal 2020 and included a discrete unfavorable item. The prior year fourth quarter effective tax rate was 19.6 percent and included a favorable discrete item.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was up 17.4 percent to $1.89 in the fourth quarter of fiscal 2020 compared to $1.61 in the previous fiscal year fourth quarter, primarily driven by the increase in adjusted operating income and a slightly lower diluted share count.

•Adjusted Diluted Shares Outstanding: Adjusted diluted weighted average shares outstanding for the fourth quarter of fiscal 2020 were 206.4 million, a 1.6 percent decline versus the prior fiscal year fourth quarter primarily due to share repurchases earlier in the fiscal year, net of stock option exercises.

Segment Discussion

    The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

    Pharmaceutical Distribution Services revenue was $47.3 billion, an increase of 7.8 percent compared to the same quarter in the prior fiscal year primarily due to increased volume associated with the growth of some of its largest customers and continued strong specialty product sales. Segment operating income of $425.6 million in the fourth quarter of fiscal 2020 was up 15.2 percent compared to the same period in the previous fiscal year, primarily due to the increase in gross profit, the exit of the PharMEDium compounding business, and modest expense growth.

Other

    Revenue in Other was $2.0 billion in the fourth quarter of fiscal 2020, an increase of 10.8 percent compared to the same period in the prior fiscal year due to growth at all three operating segments: MWI, ABCS, and World Courier. Operating income in Other increased 20.5 percent to $104.5 million in the fourth quarter of fiscal 2020 primarily due to an increase at World Courier.

Fiscal Year 2020 Summary Results

	GAAP	Adjusted (non-GAAP)
Revenue	$189.9B	$189.9B
Gross Profit	$5.2B	$5.2B
Operating Expenses	$10.3B	$3.0B
Operating (Loss) Income	$(5.1)B	$2.2B
Interest Expense, Net	$138M	$138M
Effective Tax Rate	35.8%	20.8%
Net (Loss) Income Attributable to ABC	$(3.4)B	$1.6B
Diluted Earnings Per Share	$(16.65)	$7.90
Diluted Shares Outstanding	204.8M	206.6M

Summary Fiscal Year GAAP Results

    In fiscal year 2020, GAAP diluted EPS was $(16.65), compared to $4.04 in the prior year. Revenue of $189.9 billion was up 5.7 percent over the last fiscal year. Gross profit increased 1.0 percent to $5.2 billion primarily due to increases in gross profit within Pharmaceutical Distribution Services and Other and was partially offset by lower gains from antitrust litigation settlements and a LIFO expense in the current year versus a LIFO credit in the prior year. Operating expenses increased 156.5 percent and operating income decreased 561.8 percent over the prior fiscal year primarily due to the expense accrual in connection with opioid lawsuits. Diluted weighted average shares outstanding in fiscal 2020 were 204.8 million, down 3.3 percent from the prior fiscal year.

Summary Fiscal Year Adjusted (non-GAAP) Results

In fiscal year 2020, adjusted diluted EPS was $7.90, an increase of 11.4 percent over the prior fiscal year primarily due to an increase in operating income, and a decrease in adjusted diluted weighted average shares outstanding. Revenue increased 5.7 percent from last fiscal year to $189.9 billion. Adjusted gross profit increased by $221.1 million, or 4.4 percent, from the prior fiscal year to $5.2 billion due to the increases in gross profit within Pharmaceutical Distribution Services and Other. Adjusted operating income increased 7.5 percent due to an increase in gross profit and a favorable comparison due to the exit of the PharMEDium compounding business, and modest expense growth. Adjusted operating income margin increased 2 basis points from 1.14 percent to 1.16 percent. Adjusted diluted weighted average shares outstanding in fiscal 2020 were 206.6 million, down 2.5 percent from the prior fiscal year.

Recent Company Highlights & Milestones

•AmerisourceBergen was selected by the Department of Health and Human Services to store, manage, and distribute pharmaceuticals for the Strategic National Stockpile.
•Good Neighbor Pharmacy, AmerisourceBergen's national independent pharmacy network, hosted ThoughtSpot, its annual conference and tradeshow. Thousands of independent pharmacists participated in ThoughtSpot 2020 which included a virtual general session and keynote address, more than 40 on-demand continuing education sessions, and a selection of live webinars hosted on AmerisourceBergen's new virtual event platform.

•AmerisourceBergen hosted its first-ever ThinkLive Trade virtual event, a three-day online summit geared toward brand, specialty and generic manufacturers. The event addressed current industry challenges and how AmerisourceBergen will collaborate with partners, manufacturers and customers to drive supply chain sophistication and optimize the development and delivery of pharmaceuticals and healthcare products in the future.
•The AmerisourceBergen Foundation, a separate not-for-profit charitable giving organization, has continued making grants to organizations that promote social justice, health access and equity, and organizations that are providing relief to those impacted by the pandemic, Hurricane Sally, and wildfires throughout the West Coast.

Dividend Declaration

     The Company's Board of Directors declared a quarterly dividend of $0.44 per common share, a 5% increase in its quarterly dividend rate from $0.42 per common share. The quarterly dividend of $0.44 per common share will be payable November 30, 2020, to stockholders of record at the close of business on November 16, 2020.

Fiscal Year 2021 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2021 Expectations on an Adjusted (non-GAAP) Basis

    AmerisourceBergen has introduced its fiscal year 2021 financial guidance, which reflects growth in both Pharmaceutical Distribution Services and businesses focused on Global Commercialization Services & Animal Health. AmerisourceBergen does not include unidentified capital allocation opportunities into its forward-looking guidance. The Company expects:

•Revenue growth in the mid-single digit percent range; and
•Adjusted diluted earnings per share to be in the range of $8.20 to $8.45.

    Additional expectations include:
•Adjusted operating expenses to increase in the mid-single digit percent range;
•Adjusted operating income growth in the mid-single digit percent range;
◦Pharmaceutical Distribution Services segment operating income growth in the mid-single digit percent range;
◦Other, which is comprised of businesses focused on Global Commercialization Services & Animal Health, operating income growth in the mid-single digit percent range;
•Adjusted effective tax rate to be approximately 21 percent to 22 percent;
•Adjusted free cash flow to be approximately $1.5 billion;
•Capital expenditures in the $400 million range; and
•Weighted average diluted shares are expected to be between 206 million to 207 million for the fiscal year.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:00 a.m. ET on November 5, 2020. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (844) 808-6694. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (877) 344-7529. From outside the U.S., dial +1 (412) 317-0088. The access code for the replay is 10148255.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conference in the coming months:

•J.P. Morgan Healthcare Conference, January 10-14.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 22,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500, with more than $185 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel; declining reimbursement rates for pharmaceuticals; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, including due to failure to achieve a global resolution of the multi-district opioid litigation and other related state court litigation, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including principally with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19; the loss, bankruptcy or insolvency of a major supplier, including as a result of COVID-19; financial market volatility and disruption; financial and other impacts of COVID-19 on our operations or business continuity; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2020	% of Revenue	Three Months Ended September 30, 2019	% of Revenue	% Change
Revenue	$49,244,768		$45,637,802		7.9%

Cost of goods sold	47,897,921		44,453,065		7.7%

Gross profit [1]	1,346,847	2.74%	1,184,737	2.60%	13.7%

Operating expenses:
Distribution, selling, and administrative [2]	720,966	1.46%	721,944	1.58%	(0.1)%
Depreciation and amortization	97,337	0.20%	108,545	0.24%	(10.3)%
Employee severance, litigation, and other [3]	6,641,681		174,407
Total operating expenses	7,459,984	15.15%	1,004,896	2.20%	642.4%

Operating (loss) income	(6,113,137)	(12.41)%	179,841	0.39%	(3,499.2)%

Other income, net	(4,387)		(1,213)
Interest expense, net	34,707		36,403		(4.7)%

(Loss) income before income taxes	(6,143,457)	(12.48)%	144,651	0.32%	(4,347.1)%

Income tax (benefit) expense [4]	(1,298,952)		12,344

Net (loss) income	(4,844,505)	(9.84)%	132,307	0.29%	(3,761.6)%

Net (income) loss attributable to noncontrolling interest	(1,567)		312

Net (loss) income attributable to AmerisourceBergen Corporation	$(4,846,072)	(9.84)%	$132,619	0.29%	(3,754.1)%

Earnings per share:
Basic	$(23.74)		$0.64		(3,809.4)%
Diluted	$(23.74)		$0.63		(3,868.3)%

Weighted average common shares outstanding:
Basic	204,094		207,979		(1.9)%
Diluted	204,094		209,680		(2.7)%
 ________________________________________

1    Includes a $35.8 million LIFO credit, an estimated $14.8 million assessment relating to the New York State Opioid Stewardship Act (for the period covering January 1, 2017 through December 31, 2018), and a $0.5 million gain from antitrust litigation settlements in the three months ended September 30, 2020. Includes a $57.2 million LIFO expense, $6.7 million of PharMEDium remediation costs, and a $3.1 million gain from antitrust litigation settlements in the three months ended September 30, 2019.

2    Includes a $2.2 million credit of PharMEDium shutdown costs in the three months ended September 30, 2020. Includes $7.0 million of PharMEDium remediation costs in the three months ended September 30, 2019.

3    Includes $2.0 million of employee severance, a $6,606.9 million legal accrual and $28.5 million of legal fees in connection with opioid lawsuits and investigations, and $4.2 million of other costs in connection with business transformation efforts, acquisition-related deal and integration costs, and other restructuring initiatives in the three months ended September 30, 2020. Includes $4.5 million of employee severance, $116.7 million of legal settlements, $21.3 million of litigation and opioid-related costs primarily related to legal fees in connection with opioid lawsuits and investigations, and $31.9 million of other costs in connection with business transformation efforts, acquisition-related deal and integration costs, and other restructuring initiatives in the three months ended September 30, 2019.

4    Includes a $1,078.6 million tax benefit relating to the $6.6 billion legal expense accrual in connection with opioid lawsuits, a $360.7 million tax benefit relating to Swiss tax reform, and a $20.4 million adjustment to discrete tax benefits previously recognized primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business in the three months ended September 30, 2020.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2020	% of Revenue	Fiscal Year Ended September 30, 2019	% of Revenue	% Change
Revenue	$189,893,926		$179,589,121		5.7%

Cost of goods sold	184,702,042		174,450,809		5.9%

Gross profit [1]	5,191,884	2.73%	5,138,312	2.86%	1.0%

Operating expenses:
Distribution, selling, and administrative [2]	2,767,217	1.46%	2,663,508	1.48%	3.9%
Depreciation and amortization	391,062	0.21%	462,407	0.26%	(15.4)%
Employee severance, litigation, and other [3]	6,807,307		330,474
Impairment of PharMEDium assets	361,652		570,000
Total operating expenses	10,327,238	5.44%	4,026,389	2.24%	156.5%

Operating (loss) income	(5,135,354)	(2.70)%	1,111,923	0.62%	(561.8)%

Other income, net [4]	(1,581)		(12,952)
Interest expense, net	137,883		157,769		(12.6)%
Loss on early retirement of debt	22,175		—

(Loss) income before income taxes	(5,293,831)	(2.79)%	967,106	0.54%	(647.4)%

Income tax (benefit) expense [5]	(1,894,273)		112,971

Net (loss) income	(3,399,558)	(1.79)%	854,135	0.48%	(498.0)%

Net (income) loss attributable to noncontrolling interest	(9,158)		1,230

Net (loss) income attributable to AmerisourceBergen Corporation	$(3,408,716)	(1.80)%	$855,365	0.48%	(498.5)%

Earnings per share:
Basic	$(16.65)		$4.07		(509.1)%
Diluted	$(16.65)		$4.04		(512.1)%

Weighted average common shares outstanding:
Basic	204,783		210,165		(2.6)%
Diluted	204,783		211,840		(3.3)%
 ________________________________________

1    Includes an estimated $14.8 million assessment relating to the New York State Opioid Stewardship Act (for the period covering January 1, 2017 through December 31, 2018), $12.6 million of PharMEDium remediation and shutdown costs, a $9.1 million gain from antitrust litigation settlements, and a $7.4 million LIFO expense in the fiscal year ended September 30, 2020. Includes a $145.9 million gain from antitrust litigation settlements, $48.6 million of PharMEDium remediation costs, a $22.5 million LIFO credit, and a $22.0 million reversal of a prior period estimated assessment relating to the New York State Opioid Stewardship Act in the fiscal year ended September 30, 2019.

2    Includes $46.8 million of PharMEDium remediation and shutdown costs and a $12.2 million adjustment to Profarma's estimate of contingent consideration related to the purchase price of one of its prior business acquisitions in the fiscal year ended September 30, 2020. Includes $20.8 million of PharMEDium remediation costs in the fiscal year ended September 30, 2019.

3    Includes $34.4 million of employee severance, a $6,606.9 million legal accrual and $115.4 million of legal fees in connection with opioid lawsuits and investigations, and $50.6 million of other costs in connection with business transformation efforts, other restructuring initiatives, and acquisition-related deal and integration costs in the fiscal year ended September 30, 2020. Includes $34.1 million of employee severance, $116.7 million of legal settlements, $68.5 million of litigation and opioid-related costs primarily related to legal fees in connection with opioid lawsuits and investigations, and $111.2 million of other costs in connection with business transformation efforts, acquisition-related deal and integration costs, and other restructuring initiatives in the fiscal year ended September 30, 2019.

4    Includes a $13.7 million gain on the sale of an equity investment in the fiscal year ended September 30, 2019.

5    Includes a $1,078.6 million tax benefit relating to the $6.6 billion legal expense accrual in connection with opioid lawsuits, $720.6 million of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business, and a $360.7 million tax benefit relating to Swiss tax reform in the fiscal year ended September 30, 2020. Includes a $37.0 million measurement period adjustment of the one-time transition tax on historical foreign earnings and profits through December 31, 2017 in the fiscal year ended September 30, 2019.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2020
	Gross Profit	Operating Expenses	Operating (Loss) Income	(Loss) Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to Noncontrolling Interest	Net (Loss) Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,346,847	$7,459,984	$(6,113,137)	$(6,143,457)	$(1,298,952)	$(1,567)	$(4,846,072)	$(23.74)

Gain from antitrust litigation settlements	(530)	—	(530)	(530)	112	—	(642)	—

LIFO credit	(35,773)	—	(35,773)	(35,773)	(8,989)	—	(26,784)	(0.13)

PharMEDium shutdown costs	—	2,200	(2,200)	(2,200)	(2,132)	—	(68)	—

New York State Opioid Stewardship Act	14,800	—	14,800	14,800	3,240	—	11,560	0.06

Acquisition-related intangibles amortization	—	(25,133)	25,133	25,133	3,213	(437)	21,483	0.10

Employee severance, litigation, and other [1]	—	(6,641,681)	6,641,681	6,641,681	1,081,721	—	5,559,960	27.20

Impairment of PharMEDium assets	—	—	—	—	(9,700)	—	9,700	0.05

Contingent consideration adjustment	—	—	—	—	327	189	(138)	—

Loss on early retirement of debt	—	—	—	—	(595)	—	595	—

Certain discrete tax benefits [2]	—	—	—	—	(20,425)	—	20,425	0.10

Tax reform [3]	—	—	—	—	360,745	—	(360,745)	(1.75)

Adjusted Non-GAAP	$1,325,344	$795,370	$529,974	$499,654	$108,565	$(1,815)	$389,274	$1.89

Adjusted Non-GAAP % change vs. prior year quarter	6.4%	0.8%	16.2%	18.7%	31.5%		15.1%	17.4%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.74%	2.69%
Operating expenses	15.15%	1.62%
Operating (loss) income	(12.41)%	1.08%

________________________________________

1 Includes a $6.6 billion legal expense accrual in connection with opioid lawsuits.

2     Represents an adjustment to discrete tax benefits previously recognized primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

3     Represents a tax benefit relating to Swiss tax reform.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2019
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,184,737	$1,004,896	$179,841	$144,651	$12,344	$312	$132,619	$0.63

Gain from antitrust litigation settlements	(3,137)	—	(3,137)	(3,137)	(764)	—	(2,373)	(0.01)

LIFO expense	57,203	—	57,203	57,203	14,956	—	42,247	0.20

PharMEDium remediation costs	6,660	(7,027)	13,687	13,687	3,550	—	10,137	0.05

Acquisition-related intangibles amortization	—	(34,078)	34,078	34,078	8,844	(438)	24,796	0.12

Employee severance, litigation, and other	—	(174,407)	174,407	174,407	43,855	—	130,552	0.62

Other	—	—	—	—	(204)	—	204	—

Adjusted Non-GAAP	$1,245,463	$789,384	$456,079	$420,889	$82,581	$(126)	$338,182	$1.61

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.60%	2.73%
Operating expenses	2.20%	1.73%
Operating income	0.39%	1.00%

________________________________________

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2020
	Gross Profit	Operating Expenses	Operating (Loss) Income	(Loss) Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to Noncontrolling Interest	Net (Loss) Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$5,191,884	$10,327,238	$(5,135,354)	$(5,293,831)	$(1,894,273)	$(9,158)	$(3,408,716)	$(16.65)

Gain from antitrust litigation settlements	(9,076)	—	(9,076)	(9,076)	(1,988)	—	(7,088)	(0.03)

LIFO expense	7,422	—	7,422	7,422	1,625	—	5,797	0.03

PharMEDium shutdown and remediation costs	12,556	(46,815)	59,371	59,371	12,996	—	46,375	0.22

New York State Opioid Stewardship Act	14,800	—	14,800	14,800	3,240	—	11,560	0.06

Acquisition-related intangibles amortization	—	(110,478)	110,478	110,478	24,184	(1,745)	84,549	0.41

Employee severance, litigation, and other [1]	—	(6,807,307)	6,807,307	6,807,307	1,122,417	—	5,684,890	27.66

Impairment of PharMEDium assets	—	(361,652)	361,652	361,652	79,165	—	282,487	1.37

Contingent consideration adjustment	—	12,153	(12,153)	(12,153)	(2,660)	5,867	(3,626)	(0.02)

Loss on early retirement of debt	—	—	—	22,175	4,854	—	17,321	0.08

Certain discrete tax benefits [2]	—	—	—	—	720,590	—	(720,590)	(3.49)

Tax reform [3]	—	—	—	—	360,745	—	(360,745)	(1.75)

Adjusted Non-GAAP	$5,217,586	$3,013,139	$2,204,447	$2,068,145	$430,895	$(5,036)	$1,632,214	$7.90	[4]

Adjusted Non-GAAP % change vs. prior year	4.4%	2.3%	7.5%	9.3%	10.5%		8.7%	11.4%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.73%	2.75%
Operating expenses	5.44%	1.59%
Operating (loss) income	(2.70)%	1.16%

________________________________________

1 Includes a $6.6 billion legal expense accrual in connection with opioid lawsuits.

2     Represents discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

3     Represents a tax benefit relating to Swiss tax reform.

4     The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2019
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$5,138,312	$4,026,389	$1,111,923	$967,106	$112,971	$1,230	$855,365	$4.04

Gain from antitrust litigation settlements	(145,872)	—	(145,872)	(145,872)	(38,063)	—	(107,809)	(0.51)

LIFO credit	(22,544)	—	(22,544)	(22,544)	(5,883)	—	(16,661)	(0.08)

PharMEDium remediation costs	48,603	(20,820)	69,423	69,423	18,115	—	51,308	0.24

New York State Opioid Stewardship Act	(22,000)	—	(22,000)	(22,000)	(5,741)	—	(16,259)	(0.08)

Acquisition-related intangibles amortization	—	(159,848)	159,848	159,848	41,710	(1,821)	116,317	0.55

Employee severance, litigation, and other	—	(330,474)	330,474	330,474	84,638	—	245,836	1.16

Impairment of PharMEDium assets	—	(570,000)	570,000	570,000	148,734	—	421,266	1.99

Gain on sale of an equity investment	—	—	—	(13,692)	(3,573)	—	(10,119)	(0.05)

Tax reform [1]	—	—	—	—	36,997	—	(36,997)	(0.17)

Adjusted Non-GAAP	$4,996,499	$2,945,247	$2,051,252	$1,892,743	$389,905	$(591)	$1,502,247	$7.09

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.86%	2.78%
Operating expenses	2.24%	1.64%
Operating income	0.62%	1.14%

________________________________________

1     Includes a measurement period adjustment of the one-time transition tax on historical foreign earnings and profits through December 31, 2017.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)
(in thousands)
(unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2020	2019	2020	2019

Basic shares outstanding	204,094	207,979	204,783	210,165

Stock option and restricted stock unit dilution	—	1,701	—	1,675

GAAP diluted shares outstanding	204,094	209,680	204,783	211,840

Stock option and restricted stock unit dilution[1]	2,262	—	1,839	—

Non-GAAP diluted shares outstanding	206,356	209,680	206,622	211,840

1 For the non-GAAP presentation, diluted weighted average common shares outstanding has been adjusted to include the impact of the stock options and restricted stock units that were anti-dilutive for GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,
Revenue	2020	2019	% Change
Pharmaceutical Distribution Services	$47,288,572	$43,865,440	7.8%
Other	1,990,992	1,797,436	10.8%
Intersegment eliminations	(34,796)	(25,074)

Revenue	$49,244,768	$45,637,802	7.9%

	Three Months Ended September 30,
Operating (loss) income	2020	2019	% Change
Pharmaceutical Distribution Services	$425,567	$369,303	15.2%
Other	104,525	86,737	20.5%
Intersegment eliminations	(118)	39
Total segment operating income	529,974	456,079	16.2%

Gain from antitrust litigation settlements	530	3,137
LIFO credit (expense)	35,773	(57,203)
PharMEDium shutdown and remediation costs	2,200	(13,687)
New York State Opioid Stewardship Act	(14,800)	—
Acquisition-related intangibles amortization	(25,133)	(34,078)
Employee severance, litigation, and other	(6,641,681)	(174,407)
Operating (loss) income	$(6,113,137)	$179,841

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.05%	2.07%
Operating expenses	1.15%	1.23%
Operating income	0.90%	0.84%

Other
Gross profit	18.08%	18.76%
Operating expenses	12.83%	13.93%
Operating income	5.25%	4.83%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.74%	2.60%
Operating expenses	15.15%	2.20%
Operating (loss) income	(12.41)%	0.39%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.69%	2.73%
Adjusted operating expenses	1.62%	1.73%
Adjusted operating income	1.08%	1.00%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Fiscal Year Ended September 30,
Revenue	2020	2019	% Change
Pharmaceutical Distribution Services	$182,467,189	$172,813,537	5.6%
Other	7,525,102	6,868,341	9.6%
Intersegment eliminations	(98,365)	(92,757)

Revenue	$189,893,926	$179,589,121	5.7%

	Fiscal Year Ended September 30,
Operating (loss) income	2020	2019	% Change
Pharmaceutical Distribution Services	$1,807,001	$1,671,251	8.1%
Other	400,139	380,660	5.1%
Intersegment eliminations	(2,693)	(659)
Total segment operating income	2,204,447	2,051,252	7.5%

Gain from antitrust litigation settlements	9,076	145,872
LIFO (expense) credit	(7,422)	22,544
PharMEDium shutdown and remediation costs	(59,371)	(69,423)
New York State Opioid Stewardship Act	(14,800)	22,000
Acquisition-related intangibles amortization	(110,478)	(159,848)
Employee severance, litigation, and other	(6,807,307)	(330,474)
Impairment of PharMEDium assets	(361,652)	(570,000)
Contingent consideration adjustment	12,153	—
Operating (loss) income	$(5,135,354)	$1,111,923

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.10%	2.13%
Operating expenses	1.11%	1.16%
Operating income	0.99%	0.97%

Other
Gross profit	18.60%	19.13%
Operating expenses	13.28%	13.59%
Operating income	5.32%	5.54%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.73%	2.86%
Operating expenses	5.44%	2.24%
Operating (loss) income	(2.70)%	0.62%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.75%	2.78%
Adjusted operating expenses	1.59%	1.64%
Adjusted operating income	1.16%	1.14%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$4,597,746	$3,374,194
Accounts receivable, net	13,846,301	12,386,879
Inventories	12,589,278	11,060,254
Right to recover asset	1,344,649	1,147,483
Income tax receivable	452,579	5,859
Prepaid expenses and other	189,300	157,385
Total current assets	33,019,853	28,132,054

Property and equipment, net	1,484,808	1,770,516
Goodwill and other intangible assets	8,592,826	9,000,343
Deferred income taxes	70,522	—
Other long-term assets	779,854	269,067

Total assets	$43,947,863	$39,171,980

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$31,705,055	$28,385,074
Other current liabilities	1,646,763	1,057,208
Short-term debt	501,259	139,012
Total current liabilities	33,853,077	29,581,294

Long-term debt	3,618,261	4,033,880

Accrued income taxes	644,363	284,075
Deferred income taxes	—	1,860,195
Other long-term liabilities	472,855	419,330
Commitments and contingencies	6,198,943	—

Total (deficit) equity	(839,636)	2,993,206

Total liabilities and (deficit) equity	$43,947,863	$39,171,980

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2020	2019
Operating Activities:
Net (loss) income	$(3,399,558)	$854,135
Adjustments to reconcile net (loss) income to net cash provided by operating activities [1]	(1,057,797)	1,120,690
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(1,628,991)	(1,241,890)
Inventories	(1,621,143)	(167,990)
Accounts payable	3,300,832	1,561,048
Other, net [2]	6,613,697	218,030
Net cash provided by operating activities	2,207,040	2,344,023

Investing Activities:
Capital expenditures	(369,677)	(310,222)
Cost of equity investments and acquired companies, net of cash acquired	(56,080)	(63,951)
Other	45,886	(1,659)
Net cash used in investing activities	(379,871)	(375,832)

Financing Activities:
Net repayments	(32,006)	(133,073)
Payment of premium on early retirement of debt	(21,448)	—
Purchases of common stock [3]	(420,449)	(674,031)
Exercises of stock options	159,533	76,234
Cash dividends on common stock	(343,578)	(338,974)
Other	54,331	(16,669)
Net cash used in financing activities	(603,617)	(1,086,513)

Increase in cash and cash equivalents	1,223,552	881,678

Cash and cash equivalents at beginning of year	3,374,194	2,492,516

Cash and cash equivalents at end of year	$4,597,746	$3,374,194

________________________________________
1     Includes a LIFO expense of $7.4 million, an impairment of PharMEDium assets of $361.7 million, and a $1,940.3 million benefit for deferred income taxes primarily attributable to Swiss tax reform and a legal accrual in connection with opioid lawsuits in the fiscal year ended September 30, 2020. Includes a LIFO credit of $22.5 million and an impairment of PharMEDium assets of $570.0 million in the fiscal year ended September 30, 2019.

2 Includes a $6.6 billion expense accrual in connection with opioid lawsuits in the fiscal year ended September 30, 2020. Also includes a $446.7 million increase in income tax receivable in the fiscal year ended September 30, 2020 primarily as a result of recognizing certain discrete tax benefits.

3 Purchases of common stock in the fiscal year ended September 30, 2020 includes $14.8 million of September 2019 purchases that cash settled in October 2019. Purchases of common stock in the fiscal year ended September 30, 2019 includes $24.0 million of September 2018 purchases that cash settled in October 2018 and excludes $14.8 million of September 2019 purchases that cash settled in October 2019.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, LIFO expense (credit), certain PharMEDium remediation costs, certain PharMEDium shutdown costs, and the expense (credit) related to the New York State Opioid Stewardship Act (the "NYS Opioid Act"). Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they were unpredictable expenses. The expense (credit) related to the NYS Opioid Act and PharMEDium shutdown costs are excluded because they are unusual and non-recurring. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs related to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. PharMEDium shutdown costs are costs incurred in connection with the permanent shutdown of the PharMEDium business. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. The NYS Opioid Act, which went into effect on July 1, 2018, established an annual $100 million fund and requires manufacturers, distributors, and importers to ratably share the assessment based upon opioids sold or distributed to or within New York state. In December 2018, the NYS Opioid Act was ruled unconstitutional by the U.S. District Court for the Southern District of New York but, in September 2020, the United States Court of Appeals for the Second Circuit reversed the District Court's decision.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, certain PharMEDium remediation costs, certain PharMEDium shutdown costs, impairment of PharMEDium assets, and a contingent consideration adjustment. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructurings. We exclude the amount of litigation settlements and other expenses, such as the accrual related to opioid lawsuits and investigations, as well as PharMEDium remediation costs, PharMEDium shutdown costs, a contingent consideration adjustment and the impairment of PharMEDium assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance. The contingent consideration adjustment reflects an adjustment made by one of the Company’s non-wholly-owned subsidiaries, Profarma Distribuidora de Produtos Farmacêuticos S.A., of its previous estimate of contingent consideration related to the purchase price of a prior business acquisition.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the loss on early retirement of debt in fiscal 2020 and the gain on sale of an equity investment in fiscal 2019 are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act") are also excluded from adjusted income tax expense for the three months and fiscal year ended September 30, 2020. Further, certain benefits relating to tax reform in Switzerland are excluded from adjusted income tax expense for the three months and fiscal year ended September 30, 2020. In addition, the final U.S. tax reform measurement period adjustment to the one-time transition tax liability on historical foreign earnings and profits through December 31, 2017 ("Tax Reform") is excluded from adjusted income tax expense for the fiscal year ended September 30, 2019. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interest: Adjusted net income/loss attributable to noncontrolling interest excludes the non-controlling interest portion of acquisition-related intangibles amortization and a contingent consideration adjustment. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium remediation costs; PharMEDium shutdown costs; the expense (credit) related to the NYS Opioid Act; acquisition-related intangibles amortization; employee severance, litigation, and other; impairment of PharMEDium assets; a contingent consideration adjustment; loss on early retirement of debt; and gain on sale of an equity investment; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of Tax Reform is excluded from adjusted diluted earnings per share for the fiscal year ended September 30, 2019. The per share impact of certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the CARES Act and the per share impact of certain benefits relating to tax reform in Switzerland are also excluded from adjusted diluted earnings per share for the three months and fiscal year ended September 30, 2020. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. Diluted weighted average common shares outstanding has been adjusted to include the impact of the stock options and restricted stock units that were anti-dilutive for the GAAP presentation due to a GAAP net loss in the fourth quarter and fiscal year ended September 30, 2020. Management believes that adjusted diluted shares outstanding is useful to investors because it facilitates the calculation of adjusted diluted earnings per share.

In addition, the Company has provided non-GAAP fiscal year 2021 guidance for diluted earnings per share, operating expense, operating income and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided fiscal year 2021 adjusted free cash flow guidance. For fiscal year 2021, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-

related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
        Senior Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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